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EXHIBIT - 10.34

                            STOCK PURCHASE AGREEMENT

                                     BETWEEN

                          MARTIN YALE INDUSTRIES, INC.

                                    ("BUYER")

                                       AND

                         JAMES CREAN INTERNATIONAL B.V.

                                   ("SELLER")

                              REGARDING PURCHASE OF

                   MASTER PRODUCTS MANUFACTURING COMPANY, INC.

                                  JUNE 16, 1997

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                            STOCK PURCHASE AGREEMENT

            THIS AGREEMENT is made and entered into as of June 16, 1997, by and between Martin Yale Industries, Inc., an Indiana corporation (the "BUYER"), and James Crean International B.V., a corporation organized under the laws of the Netherlands (the "Seller"). The Buyer and the Seller are referred to collectively herein as the "PARTIES."

            The Seller owns all of the issued and outstanding shares of capital stock of Master Products Manufacturing Company, Inc., a Delaware corporation ("MASTER PRODUCTS").

            This Agreement contemplates a transaction in which the Buyer will purchase from the Seller, and the Seller will sell and transfer to the Buyer, all of the issued and outstanding shares of capital stock of Master Products for cash.

            NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

            1.          DEFINITIONS.

            "ACCREDITED INVESTOR" has the meaning set forth in Regulation D promulgated under the Securities Act.

            "ACTUAL VALUE" has the meaning set forth in Section 2(e) below.

            "ADVERSE CONSEQUENCES" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys' fees and expenses.

            "AFFILIATE" of any Person is a Person that directly or indirectly controls, is controlled by, or is under common control with, the Person specified.

            "AFFILIATED GROUP" means any affiliated group within the meaning of Code section 1504 or any similar group defined under a similar provision of state, local or foreign law.

            "APPLICABLE RATE" means the prime rate of interest published from time to time in the "Money Rates" section of THE WALL STREET JOURNAL, or if such rate is no longer published, the applicable long-term federal rate.



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            "BASIS" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction.

            "BUYER" has the meaning set forth in the preface above.

            "CLOSING" and "CLOSING DATE" have the meanings set forth in 2(c) below.

            "CLOSING DATE BALANCE SHEET" has the meaning set forth in 2(e) below.

            "CODE" means the Internal Revenue Code of 1986, as amended.

            "CONFIDENTIAL INFORMATION" means any information concerning the business and affairs of Master Products and its Subsidiaries that is not already generally available to the public (except any such information that becomes generally available to the public after the date of this Agreement other than by reason of a breach of this Agreement).

            "CONTROLLED GROUP OF CORPORATIONS" has the meaning set forth in Code section 1563.

            "CUSTOMER" has the meaning set forth in 6(e) below.

            "DEFERRED INTERCOMPANY TRANSACTION" has the meaning set forth in Reg. section 1.1502-13.

            "DISCLOSED LIABILITIES" means: (a) the Liabilities of Master Products reflected, accrued or reserved on the Most Recent Audited Balance Sheet (or disclosed in the notes thereto), subject only to (i) increases, decreases and changes which shall arise or have arisen in the Ordinary Course of Business and (ii) such other changes as shall be agreed to by the Buyer in this Agreement; (b) the Liabilities disclosed in the Disclosure Schedule; (c) such contractual obligations of Master Products which are to be performed in the Ordinary Course of Business under the agreements, contracts, leases, licenses and other arrangements which are disclosed to the Buyer in Section 4(p) of the Disclosure Schedule (none of which obligations results from, arises out of, relates to, is in the nature of or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law); and (d) any Liability for state or federal income taxes in the United States which may arise by reason of the repatriation or deemed repatriation of income from the operations of Productos Maestros de Oficina, S.A. de C.V. in Mexico for any period ending on or before the Closing Date (EXCEPT any Liability for state or federal income taxes which may arise to the extent the intercompany account between Master Products and Productos Maestros de Oficina, S.A. de C.V. shall be determined (on a basis consistent with the Most Recent Unaudited Balance Sheet) to have exceeded $2,475,000 as of the Closing Date).

            "DISCLOSURE SCHEDULE" means the set of written disclosures attached to and made a part


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of this Agreement which sets forth certain exceptions to the representations and warranties made herein (which written disclosures shall be initialed by the Parties). The Disclosure Schedule shall identify any such exceptions with reasonable particularity and shall be arranged in paragraphs corresponding to the numbered paragraphs of this Agreement.

            "DRAFT CLOSING DATE BALANCE SHEET" has the meaning set forth in 2(e) below.

            "EMPLOYEE BENEFIT PLAN" means any (a) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan, (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan), or (d) Employee Welfare Benefit Plan or material fringe benefit plan or program.

            "EMPLOYEE PENSION BENEFIT PLAN" has the meaning set forth in ERISA section 3(2).

            "EMPLOYEE WELFARE BENEFIT PLAN" has the meaning set forth in ERISA section 3(1).

            "ENVIRONMENTAL, HEALTH, AND SAFETY LAWS" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, and the Occupational Safety and Health Act of 1976, each as amended, together with all other laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof) concerning pollution or protection of the environment, public health and safety, or employee health and safety, including laws relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes into ambient air, surface water, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes.

            "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

            "ESCROW AGENT" means the Person identified as such in the Escrow Agreement (or such Person's successor, as the case may be).

            "ESCROW AGREEMENT" means the agreement between Buyer, Seller and the Escrow Agent in the form of EXHIBIT A, attached hereto, which shall be executed by the Parties and the Escrow Agent on or before the Closing Date.

            "ESCROW AMOUNT" has the meaning set forth in 2(b) below.


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            "ESCROW FUND" has the meaning ascribed to that term in the Escrow
Agreement.

            "ESTIMATED WORKING CAPITAL" means $2,878,000.

            "EXCESS CASH" means the amount (if any) by which the Working Capital is reasonably expected to exceed the Estimated Working Capital. Such amount shall be calculated by the Seller not more than 2 business days prior to the anticipated Closing Date and shall be subject to the review and approval of the Buyer.

            "EXTREMELY HAZARDOUS SUBSTANCE" has the meaning set forth in section 302 of the Emergency Planning and Community Right-to-Know Act of 1986, as amended.

            "FIDUCIARY" has the meaning set forth in ERISA section 3(21).

            "FINANCIAL STATEMENTS" has the meaning set forth in 4(g) below.

            "GAAP" means United States generally accepted accounting principles as in effect from time to time.

            "HART-SCOTT-RODINO ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

            "HIGH VALUE" has the meaning set forth in 2(e) below.

            "INDEMNIFIABLE LOSS" has the meaning set forth in 8(e) below.

            "INDEMNIFIED PARTY" and "INDEMNIFYING PARTY" have the meanings set forth in 8(d) below.

            "INDEMNITY PAYMENT" has the meaning set forth in 8(e) below.

            "INTELLECTUAL PROPERTY" means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith,
(e) all trade secrets and Confidential Information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production


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processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including data and related documentation), (g) all other proprietary rights, and (h) all copies and tangible embodiments of any of the foregoing (in whatever form or medium).

            "INTERCOMPANY DEBT" means the outstanding indebtedness of Master Products owed to Mespil, Inc. pursuant to the Loan Agreement between Master Products and Mespil, Inc. dated as of December 19, 1994 (and the related promissory note, if any, evidencing such indebtedness).

            "KNOWLEDGE" means actual knowledge after reasonable investigation.

            "LIABILITY" means any liability of any of Master Products and its Subsidiaries (whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

            "LOW VALUE" has the meaning set forth in 2(e) below.

            "MASTER PRODUCTS" has the meaning set forth in the preface above.

            "MASTER PRODUCTS SHARES" means all of the issued and outstanding shares of capital stock of Master Products, including all voting and non-voting stock and all common and preferred stock of all classes and designations.

            "MOST RECENT AUDITED BALANCE SHEET" means the balance sheet contained within the Most Recent Audited Financial Statement.

            "MOST RECENT AUDITED FINANCIAL STATEMENT" has the meaning set forth in 4(g) below.

            "MOST RECENT UNAUDITED BALANCE SHEET" means the balance sheet contained within the Most Recent Unaudited Financial Statement.

            "MOST RECENT UNAUDITED FINANCIAL STATEMENT" has the meaning set forth in 4(g) below.

            "MOST RECENT FISCAL MONTH END" has the meaning set forth in 4(g) below.

            "MOST RECENT FISCAL YEAR END" has the meaning set forth in 4(g) below.

            "MULTIEMPLOYER PLAN" has the meaning set forth in ERISA section
3(37).


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            "OBJECTION NOTICE" has the meaning set forth in 2(e) below.

            "ORDINARY COURSE OF BUSINESS" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

            "PARTY(IES)" has the meaning set forth in the preface above.

            "PBGC" means the Pension Benefit Guaranty Corporation.

            "PERSON" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

            "PRELIMINARY PURCHASE PRICE" has the meaning set forth in 2(b) below.

            "PROHIBITED TRANSACTION" has the meaning set forth in ERISA section 406 and Code section 4975.

            "PURCHASE PRICE" has the meaning set forth in 2(f) below.

            "REAL PROPERTY" means the real property, with all buildings, structures, improvements, and all easements and rights appurtenant thereto, described on Disclosure Schedules 4(l)(i) and 4(l)(ii).

            "REPORTABLE EVENT" has the meaning set forth in ERISA section 4043.

            "RETAINED LIABILITIES" means and includes (a) any indebtedness or other Liability of any kind or nature of any of Master Products or its Subsidiaries to Seller, or to any of Seller's Affiliates, or to any of their officers, directors or shareholders, as of the Closing, including but not limited to the management services agreement (with James Crean U.S.A., Inc.) and the Intercompany Debt, (b) any Liability resulting from, arising out of, relating to or caused by any litigation against any of Master Products and its Subsidiaries which is pending as of the Closing, or which is filed after the Closing but relates to or arises out of events which occurred prior to the Closing, including the expense and obligation of defending against the same (except to the extent such Liability is covered by insurance, in which case the matter shall be submitted to the insurance carrier for handling), (c) any Liability resulting from, arising out of, relating to or caused by the employment or termination of employment of any of Mark Ruther, Mimma Del Rosario and Dan Jones, (d) any other Liability which is not a Disclosed Liability and
(e) any Liability for state or federal income taxes which may arise to the extent the intercompany account between Master Products and Productos Maestros de Oficina, S.A. de C.V. shall be determined to have exceeded $2,475,000 as of the Closing Date.


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            "SECURITIES ACT" means the Securities Act of 1933, as amended.

            "SECURITY INTEREST" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than liens for Taxes not yet due and payable.

            "SELLER" has the meaning set forth in the preface above.

            "SELLER'S PARENT" means James Crean plc, a corporation formed under the laws of Ireland.

            "SUBSIDIARY" means any corporation, limited liability company, partnership or other business entity with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or ownership interests, or has the power to vote or direct the voting of sufficient securities or voting interests to elect a majority of the directors or managers of the entity.

            "SURVIVAL PERIOD" has the meaning set forth in 8(a) below.

            "TAX" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code section
59A), customs, duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value-added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

            "TAX RETURN" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

            "THIRD PARTY CLAIM" has the meaning set forth in 8(d) below.

            "WORKING CAPITAL" means the excess of Master Products' and its Subsidiaries' current assets over current liabilities (excluding the current portion of long-term debt and capital lease obligations) as shown on the Closing Date Balance Sheet.

            2.    PURCHASE AND SALE OF THE MASTER PRODUCTS SHARES.

           (a) BASIC TRANSACTION. On and subject to the terms and conditions of this Agreement, the Buyer agrees to purchase from the Seller, and the Seller agrees to sell to the Buyer, all of the Master Products Shares for the consideration specified below in this Section


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2.


            (b) PRELIMINARY PURCHASE PRICE. For the purchase of the Master Products Shares, the Buyer agrees to pay to the Seller the sum of Nine Million One Hundred Eighteen Thousand and No/100ths Dollars ($9,118,000) (the "PRELIMINARY PURCHASE PRICE"), subject to the post-closing adjustments provided below in this Section 2. The Buyer shall pay the Preliminary Purchase Price to the Seller at the Closing by delivery of (i) cash in the amount of Eight Million Five Hundred Forty-Three Thousand and No/100 Dollars ($8,543,000) payable by wire transfer or delivery of other immediately available funds, and (ii) cash in the amount of Five Hundred Seventy-Five Thousand and No/100 Dollars ($575,000) (the "ESCROW AMOUNT") payable to the Escrow Agent. The Parties agree that the Escrow Amount shall be held and disbursed by the Escrow Agent in accordance with the terms of the Escrow Agreement.

            (c) THE CLOSING. The exchange of executed agreements and instruments and the payment of the Preliminary Purchase Price contemplated by this Agreement (the "CLOSING") shall take place at the offices of Troy & Gould Professional Corporation, Los Angeles, California commencing at 8:00 a.m. local time on June 16, 1997 or such other date and time as the Buyer and the Seller may mutually determine (the "CLOSING DATE"); PROVIDED, HOWEVER, that the Closing Date shall be no later than June 30, 1997.

            (d) DELIVERIES AT THE CLOSING. At the Closing, (i) the Seller will deliver to the Buyer the various certificates, instruments, and documents referred to in Section 7(a) below, (ii) the Buyer will deliver to the Seller the various certificates, instruments, and documents referred to in Section 7(b) below, (iii) the Seller will deliver to the Buyer stock certificates representing all of the Master Products Shares, endorsed in blank or accompanied by duly executed assignment documents, and (iv) the Buyer will deliver to the Seller the consideration specified in Section 2(b) above.

            (e)   PREPARATION OF CLOSING DATE BALANCE SHEET.

                  (i) Within 60 days after the Closing Date, the Buyer will prepare and deliver to the Seller a draft consolidated balance sheet (including the notes thereto, the "DRAFT CLOSING DATE BALANCE SHEET") for Master Products and its Subsidiaries as of the close of business on the Closing Date (determined on a pro forma basis as though the Parties had not consummated the transactions contemplated by this Agreement). The Buyer will prepare the Draft Closing Date Balance Sheet in accordance with GAAP applied on a basis consistent with the preparation of the Financial Statements; PROVIDED, HOWEVER, that assets, liabilities, gains, losses, revenues, and expenses in interim periods or as of dates other than year-end will be determined for purposes of the Draft Closing Date Balance Sheet, through full application of the procedures used in preparing the Most Recent Audited Balance Sheet.




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                  (ii)   If the Seller has any objections to the Working Capital
            as reflected on the Draft Closing Date Balance Sheet, it will deliver a statement describing in reasonable detail its objections (an "OBJECTION NOTICE") to the Buyer within 30 days after receiving the Draft Closing Date Balance Sheet. The Buyer and the Seller will use reasonable efforts to resolve any such objections themselves. If the Parties do not obtain a final resolution within 30 days after the Buyer has received the Objection Notice, however, the Buyer and the Seller will engage Coopers & Lybrand to resolve any remaining objections. If Coopers & Lybrand is not willing or available to perform such services, and the Buyer and the Seller are unable to agree on the choice of a substitute accounting firm, they will select a national accounting firm by lot (after excluding their respective regular outside accounting firms). The determination of Coopers & Lybrand (or such substitute accounting firm) will be set forth in writing and will be conclusive and binding upon the Parties. The Buyer will revise the Draft Closing Date Balance Sheet as appropriate to reflect the resolution of any objections thereto pursuant to this Section 2(e)(ii). The "CLOSING DATE BALANCE SHEET" shall mean the Draft Closing Date Balance Sheet together with any revisions thereto pursuant to this Section 2(e)(ii).

                  (iii) In the event the Parties submit any unresolved objections to an accounting firm for resolution as provided in
            Section 2(e)(ii) above, the Buyer and the Seller will share responsibility for the fees and expenses of the accounting firm as follows:


                         (A) if the accounting firm agrees with the Buyer as to
            all of the remaining objections (the Working Capital so determined is referred to herein as the "LOW VALUE"), the Seller will be responsible for all of the fees and expenses of the accounting firm;

                         (B) if the accounting firm agrees with the Seller as to
            all of the remaining objections (the Working Capital so determined is referred to herein as the "HIGH VALUE"), the Buyer will be responsible for all of the fees and expenses of the accounting firm; and

                         (C) if the accounting firm agrees with the Buyer as to
            some of the remaining objections and agrees with the Seller as to the rest of the remaining objections, or if the accounting firm reaches its own determination as to the resolution of some or all of the remaining objections (the Working Capital so determined is referred to herein as the "ACTUAL VALUE"), the Seller will be responsible for that fraction of the fees and expenses of the accounting firm equal to (a) the difference between the High Value and the Actual Value over (b) the difference between the High Value and the Low Value, and the Buyer will be responsible for the remainder of the fees and expenses.




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                  (iv)   The Buyer will make the work papers and back-up
            materials used in preparing the Draft Closing Date Balance Sheet and the books and records of Master Products and its Subsidiaries available to the Seller and its accountants and other representatives at reasonable times and upon reasonable notice at any time during (A) the preparation by the Buyer of the Draft Closing Date Balance Sheet, (B) the review by the Seller of the Draft Closing Date Balance Sheet, and (C) the resolution by the Parties of any objections thereto.

            (f) ADJUSTMENT TO PRELIMINARY PURCHASE PRICE. The Preliminary Purchase Price will be adjusted as follows:

                  (i) If the Working Capital exceeds the Estimated Working
            Capital, the Buyer shall pay to the Seller an amount equal to such excess by wire transfer or delivery of other immediately available funds within three business days after the date on which the Working Capital is finally determined pursuant to Section 2(e) above.

                  (ii) If the Working Capital is less than the Estimated Working
            Capital, the Seller shall pay to the Buyer an amount equal to such deficiency by wire transfer or delivery of other immediately available funds within three business days after the date on which the Working Capital finally is determined pursuant to Section 2(e) above.

                  (iii) The Parties understand, acknowledge and agree that the
            Escrow Fund is being established not for the purpose of funding any purchase price adjustment owing by the Seller, but rather to provide security to the Buyer for the purpose of securing the Seller's performance of its indemnification obligations hereunder. Each of the Parties understands, acknowledges and agrees that its failure or refusal to pay promptly any amount due to the other Party under this
            Section 2(f) shall be a breach of this Agreement. Further, Seller understands, acknowledges and agrees that the Seller's obligation to pay any amount due under Section 2(f)(ii) shall not be subject to the minimum threshold set forth in Section 8(b)(i) below. Notwithstanding the foregoing, the Parties shall be entitled to assert a claim for any amount due under this Section 2(f) (along with any related attorneys' fees, costs and expenses) pursuant to the terms of the Escrow Agreement.

The Preliminary Purchase Price as so adjusted is referred to herein as the "PURCHASE PRICE."

            (g) RETAINED LIABILITIES. At the Closing, the Seller shall execute and deliver to the Buyer an Assumption Agreement in the form of EXHIBIT B, attached hereto, whereby the Seller assumes and unconditionally undertakes to pay, perform and discharge all of the Retained Liabilities. Immediately prior to the Closing (and after Seller has applied any Excess Cash towards the repayment of the Intercompany Debt), the Seller shall make a contribution to the capital of Master Products in an amount equal to the then outstanding balance of the Intercompany Debt for the purpose of retiring all such Intercompany Debt so that it is no longer a Liability of Master Products or any of its Subsidiaries at the time of the Closing.

      3.    REPRESENTATIONS AND WARRANTIES CONCERNING THE TRANSACTION.

      (a) REPRESENTATIONS AND WARRANTIES OF THE SELLER. Except as set forth in the Disclosure Schedule, the Seller represents and warrants to the Buyer that the following statements are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3(a):

            (i) ORGANIZATION OF SELLER. The Seller is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

            (ii) AUTHORIZATION OF TRANSACTION. The Seller has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Seller, enforceable in accordance with its terms and conditions. The Seller need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

            (iii) NONCONTRAVENTION. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Seller is subject, (B) violate any provision of Seller's charter or bylaws or (C) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Seller is a party or by which it is bound or to which any of its assets is subject.

            (iv) BROKERS' FEES. Neither the Seller nor Master Products has any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Buyer or Master Products could become liable or obligated, including but not limited to any broker's or finder's fee which will become due as a result of this transaction to Crowell Weedon. Seller shall bear the entire cost, expense, liability and responsibility of and for any such fee (and any related costs).




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
            (v) MASTER PRODUCTS SHARES. The Seller holds of record and owns beneficially 100% of the issued and outstanding Master Products Shares, free and clear of any restrictions on transfer (other than any restrictions under the Securities Act and state securities laws), Taxes, Security Interests, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. The Seller is not a party to any option, warrant, purchase right, or other contract or commitment (other than this Agreement) that could require the Seller to sell, transfer, or otherwise dispose of any capital stock of Master Products. The Seller is not a party to any voting trust, proxy, or other agreement or understanding, with respect to the voting of any of the Master Products Shares.

      (b) REPRESENTATIONS AND WARRANTIES OF THE BUYER. Except as set forth in the Disclosure Schedule, the Buyer represents and warrants to the Seller that the following statements are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3(b):

            (i) ORGANIZATION OF THE BUYER. The Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

            (ii) AUTHORIZATION OF TRANSACTION. The Buyer has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Buyer, enforceable in accordance with its terms and conditions. The Buyer need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

            (iii) NONCONTRAVENTION. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Buyer is subject, (B) violate any provision of Buyer's charter or bylaws or (C) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Buyer is a party or by which it is bound or to which any of its assets is subject.

            (iv) BROKERS' FEES. The Buyer has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Seller could become liable or obligated.

            (v) INVESTMENT. The Buyer is acquiring the Master Products Shares for its own account, for investment only, and not with a view to or for resale in connection with any distribution thereof within the meaning of the Securities Act. The Buyer is an Accredited Investor.

            (vi) FINANCING. The Buyer presently has, and as of the Closing Date will have, sufficient financial resources to enable it to consummate the transactions contemplated by this Agreement.

      4. REPRESENTATIONS AND WARRANTIES OF SELLER CONCERNING MASTER PRODUCTS AND ITS SUBSIDIARIES. Except as set forth in the Disclosure Schedule, the Seller represents and warrants to the Buyer that the following statements are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 4:

      (a) ORGANIZATION, QUALIFICATION, AND CORPORATE POWER. Each of Master Products and its Subsidiaries (i) is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation, (ii) is duly authorized to conduct business and is in good standing under the laws of California, Mexico, and each other jurisdiction where such qualification is required, except where the failure to be so qualified would not have a material adverse effect on Master Products and its Subsidiaries, and (iii) has full corporate power and authority and all licenses, permits, and authorizations necessary to carry on the businesses in which it is engaged and in which it presently proposes to engage and to own and use the properties owned and used by it. Section 4(a) of the Disclosure Schedule lists the directors and officers of Master Products and its Subsidiaries (as of the date of this Agreement). The Seller has delivered to the Buyer correct and complete copies of the charter and bylaws of each of Master Products and its Subsidiaries (as amended to date). The minute books (containing the records of meetings of the stockholders, the board of directors, and any committees of the board of directors), the stock certificate books, and the stock record books of each of Master Products and its Subsidiaries are correct and complete. None of Master Products and its Subsidiaries is in default under or in violation of any provision of its charter or bylaws.

      (b) CAPITALIZATION. The entire authorized capital stock of Master Products consists of 3,000 shares of common stock (no par value) of which all 3,000 shares are issued and outstanding, and 6,000 shares of preferred stock ($1.00 par value), none of which are issued and outstanding. All of the issued and outstanding Master Products Shares have been duly authorized, are validly issued, fully paid, and nonassessable, and are held of record by the Seller. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require Master Products to issue, sell, or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to Master Products. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of Master Products.

      (c) NONCONTRAVENTION. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will
(i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which any of Master Products and its Subsidiaries is subject, (ii) violate any provision of the charter or bylaws of any of Master Products and its Subsidiaries or (iii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which any of Master Products and its Subsidiaries is a party or by which any of them is bound or to which any of their assets is subject (or result in the imposition of any Security Interest upon any of their assets). None of Master Products and its Subsidiaries needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for it to consummate the transactions contemplated by this Agreement.

      (d) BROKERS' FEES. None of Master Products and its Subsidiaries has any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

      (e) TITLE TO ASSETS. Master Products and its Subsidiaries own, or have valid leasehold interests in, all properties and assets of any kind or nature used in the conduct of the business of Master Products and its Subsidiaries, including but not limited to the properties and assets described, listed or included on the Most Recent Audited Balance Sheet. Without limiting the generality of the foregoing, the properties and assets owned or leased by Master Products at and as of the Closing will include: the real estate described in the title policy referred to in Section 5(h) below (including all improvements thereon); the corporate name "Master Products Manufacturing Company, Inc.", the corporate name "Productos Maestros de Oficina, S.A. de C.V." and all other material names, tradenames, trademarks, service marks, etc. now used in connection with Master Products' and its Subsidiaries' business; all patents, copyrights, designs, drawings, plans, specifications, archives and other intellectual property of Master Products; all of Master Products' machinery, equipment, tools, patterns, jigs and dies; all vehicles; all office equipment and furnishings; all computer hardware and software; all inventory (including raw materials, work in process and finished goods) and supplies; all leases, licenses and contracts, including but not limited to the lease with respect to the facilities of Productos Maestros de Oficina, S.A. de C.V. in Tijuana, Mexico; cash then on hand; all securities and investments, if any; the capital stock of Master Products' Subsidiary, Productos Maestros de Oficina, S.A. de C.V., and any other Subsidiaries of Master Products; all accounts receivable and notes receivable of Master Products and its Subsidiaries; and all orders of Master Products and its Subsidiaries. As for the properties and assets owned by Master Products and its Subsidiaries (other than goods sold in the Ordinary Course of Business since the date of the Most Recent Audited Balance Sheet) Master Products and its Subsidiaries have good and valid title to such assets and properties free and clear of all Security Interests, except for: (i) exceptions to title as set forth in Section 4(e) of the Disclosure Schedule; (ii) mortgages and encumbrances which secure indebtedness or obligations which are properly reflected in the Financial Statements; (iii) liens for Taxes not yet payable or any Taxes being contested in good faith; and (iv) liens arising as a matter of law in the Ordinary Course of Business, provided that the obligations secured by such liens are not delinquent or are being contested in good faith. To the extent that there are any liens of the nature described in subparagraphs (iii) and (iv) above which are being contested, the same have been disclosed in
Section 4(e) of the Disclosure Schedule.

      (f) SUBSIDIARIES. Section 4(f) of the Disclosure Schedule sets forth for Productos Maestros de Oficina, S.A. de C.V., the only Subsidiary of Master
Products: (i) its name and jurisdiction of incorporation; (ii) the number of shares of authorized capital stock of each class of its capital stock; (iii) the number of issued and outstanding shares of each class of its capital stock, the names of the holders thereof, and the number of shares held by each such holder; and (iv) the number of shares of its capital stock held in treasury. All of the issued and outstanding shares of capital stock of each Subsidiary of Master Products have been duly authorized and are validly issued, fully paid, and nonassessable. One of Master Products and its Subsidiaries holds of record and owns beneficially all of the outstanding shares of each Subsidiary of Master Products, free and clear of any restrictions on transfer (other than restrictions under the Securities Act and state securities laws and corresponding laws of Mexico), Taxes, Security Interests, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. There are no outstanding or authorized options, warrants, purchase rights, conversion rights, exchange rights, or other contracts or commitments that could require any of Master Products and its Subsidiaries to sell, transfer, or otherwise dispose of any capital stock of any of its Subsidiaries or that could require any Subsidiary of Master Products to issue, sell, or otherwise cause to become outstanding any of its own capital stock. There are no outstanding stock appreciation, phantom stock, profit participation, or similar rights with respect to any Subsidiary of Master Products. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of any capital stock of any Subsidiary of Master Products. None of Master Products and its Subsidiaries controls directly or indirectly or has any direct or indirect equity participation in any corporation, partnership, trust, or other business association which is not a Subsidiary of Master Products.

      (g) FINANCIAL STATEMENTS. Attached hereto as EXHIBIT C are the following financial statements (collectively the "FINANCIAL STATEMENTS"): (i) audited consolidated balance sheets and statements of income, changes in stockholders' equity, and cash flow as of and for the fiscal years ended December 31, 1992, December 31, 1993, December 31, 1994, December 31, 1995, and December 31, 1996 (the "MOST RECENT FISCAL YEAR END") for Master Products and its Subsidiaries (the Financial Statement for the Most Recent Fiscal Year End is referred to herein as the "MOST RECENT AUDITED FINANCIAL STATEMENT"); and (ii) unaudited consolidated balance sheets and statements of income, changes in stockholders' equity, and cash flow (the "MOST RECENT UNAUDITED FINANCIAL STATEMENT") as of and for the three months ended March 31, 1997 (the "MOST RECENT FISCAL MONTH END") for Master Products and its Subsidiaries. The Financial Statements (including the notes thereto) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, present fairly the financial condition of Master Products and its Subsidiaries as of such dates and the results of operations of Master Products and its Subsidiaries for such periods, and are consistent with the books and records of Master Products and its Subsidiaries (which books and records are correct and complete in all material respects). All Liabilities will be appropriately reserved and accrued through the Closing Date in accordance with GAAP applied on a basis consistent with past practices.

      (h) EVENTS SUBSEQUENT TO MOST RECENT FISCAL YEAR END. Since the Most Recent Fiscal Year End, there has not been any material adverse change in the business, financial condition, operations or results of operations of Master Products and its Subsidiaries, taken as a whole. Without limiting the generality of the foregoing, since that date:

            (i) none of Master Products and its Subsidiaries has sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than in the Ordinary Course of Business;

            (ii) none of Master Products and its Subsidiaries has entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) outside the Ordinary Course of Business;

            (iii) no Person has accelerated, terminated, modified, or cancelled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $10,000 to which any of Master Products and its Subsidiaries is a party or by which any of them is bound;

            (iv) none of Master Products and its Subsidiaries has imposed (or allowed any other Person to impose) any Security Interest (except for the exceptions permitted or allowed in Section 4(e) above) upon any of its assets, tangible or intangible;

            (v) none of Master Products and its Subsidiaries has made any capital expenditure (or series of related capital expenditures) involving more than $10,000 or outside the Ordinary Course of Business;

            (vi) none of Master Products and its Subsidiaries has made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions) involving more than $10,000;

            (vii) none of Master Products and its Subsidiaries has issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation either involving more than $10,000 singly or $25,000 in the aggregate other than in the Ordinary Course of Business;

            (viii) none of Master Products and its Subsidiaries has delayed or postponed the payment of accounts payable and other Liabilities outside the Ordinary Course of Business;

            (ix) none of Master Products and its Subsidiaries has cancelled, or knowingly compromised, waived, or released any right or claim (or series of related rights and claims) outside the Ordinary Course of Business;

            (x) there has been no change made or authorized in the charter or bylaws of any of Master Products and its Subsidiaries;

            (xi) none of Master Products and its Subsidiaries has changed its accounting methods or practices or any depreciation or amortization policies or rates theretofore adopted;

            (xii) except as expressly permitted by this Agreement, none of Master Products and its Subsidiaries has transferred any of its material assets to any of its Affiliates or any third party, nor declared, set aside, or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock;

            (xiii) none of Master Products and its Subsidiaries has experienced any material damage, destruction, or loss (whether or not covered by insurance) to its property;

            (xiv) none of Master Products and its Subsidiaries has made any loan to, or entered into any other transaction with, any of its directors, officers, or employees other than payments or advances for expenses in the Ordinary Course of Business;

            (xv) none of Master Products and its Subsidiaries has entered into any employment contract outside of the Ordinary Course of Business or entered into any collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

            (xvi) none of Master Products and its Subsidiaries has granted any increase in the base compensation of any of its directors, officers, and employees outside the Ordinary Course of Business;

            (xvii) none of Master Products and its Subsidiaries has adopted, amended, modified, or terminated any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees (or taken any such action with respect to any other Employee Benefit Plan);

            (xviii) none of Master Products and its Subsidiaries has made any other change in employment terms for any of its directors, officers, and employees outside the Ordinary Course of Business;

            (xix) no material and beneficial customer, supplier, distributor or sales representative relationship of any of Master Products and its Subsidiaries has been terminated or, to the Knowledge of Seller, adversely affected;

            (xx) none of Master Products and its Subsidiaries has made or pledged to make any charitable or capital contribution;

            (xxi) there has not been any transaction by Master Products or its Subsidiaries outside the Ordinary Course of Business, or to the Knowledge of Seller, any other material occurrence, event, incident, action or failure to act, adversely affecting any of Master Products and its Subsidiaries; and

            (xxii) none of Master Products and its Subsidiaries has committed to any of the foregoing.

      (i) UNDISCLOSED LIABILITIES. None of Master Products and its Subsidiaries has any Liability (and, to the Knowledge of Seller, there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability), except for (i) the Disclosed Liabilities, (ii) Liabilities which have arisen after the Most Recent Fiscal Year End in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law), and (iii) the Retained Liabilities.

      (j) LEGAL COMPLIANCE. Each of Master Products, its Subsidiaries and their respective predecessors and Affiliates has complied with all material laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or, to the Knowledge of Seller, commenced or threatened against any of them alleging any failure so to comply.

      (k)   TAX MATTERS.

            (i) TAX RETURNS. Each of Master Products and its Subsidiaries has filed all Tax Returns that it was required to file. All such Tax Returns were correct and complete in all material respects. All Taxes owed by any of Master Products and its Subsidiaries (whether or not shown on any Tax Return) have been paid. None of Master Products and its Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return. Neither Seller nor Master Products (or any of its Subsidiaries) has received notice of any claim from an authority in a jurisdiction where any of Master Products and its Subsidiaries does not file Tax Returns that it is subject to taxation by that jurisdiction. There are no Security Interests on any of the assets of any of Master Products and its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax, except liens for current Taxes not yet due or Taxes being contested in good faith by appropriate proceedings.

            (ii) WITHHOLDING. Each of Master Products and its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

            (iii) ADDITIONAL TAXES; AUDITS. Neither Seller nor any director or officer (or employee responsible for Tax matters) of any of Master Products and its Subsidiaries expects any authority to assess any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax Liability of any of Master Products and its Subsidiaries either (A) claimed or raised by any authority in writing or (B) as to which any of the Seller and the directors and officers (and employees responsible for Tax matters) of Master Products and its Subsidiaries has Knowledge based upon personal contact with any agent of such authority. Section 4(k) of the Disclosure Schedule lists all federal, state, local, and foreign income Tax Returns filed with respect to any of Master Products and its Subsidiaries for taxable periods ended on or after December 31, 1992, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. The Seller has delivered to the Buyer correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by Master Products and its Subsidiaries since December 31, 1992.

            (iv) STATUTES OF LIMITATIONS. None of Master Products and its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

            (v) MISCELLANEOUS. None of Master Products and its Subsidiaries has:
      (A) filed a consent under Code section 341(f) concerning collapsible corporations; (B) made any payments, is not obligated to make any payments, nor is a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Code section 280G; (C) been or currently is a party to any Tax allocation or sharing agreement; (D) been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than a group the common parent of which was Master Products); (E) any Liability for the Taxes of any Person (other than Master Products) under Treas. Reg. section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise; or (F) any liability for the Taxes attributable or allocable to any of Seller's current or former Affiliates (except for Master Products and Productos Maestros de Oficina, S.A. de C.V.). Master Products has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code section 6662.

            (vi) BASIS IN ASSETS AND STOCK; GAINS AND LOSSES; ETC. Section 4(k) of the Disclosure Schedule sets forth the following information with respect to each of Master Products and its Subsidiaries as of the most recent practicable date: (A) the basis of Master Products and its Subsidiaries in their assets; (B) the amount of any net operating loss, net capital loss, unused investment or other credit, unused foreign tax, or excess charitable contribution allocable to Master Products or the Subsidiary; and (C) the amount of any deferred gain or loss allocable to Master Products or the Subsidiary arising out of any Deferred Intercompany Transaction.

            (vii) RESERVES. The unpaid Taxes of Master Products and its Subsidiaries (A) did not, as of the Most Recent Fiscal Month End, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Most Recent Unaudited Balance Sheet (rather than in any notes thereto) and (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Master Products and its Subsidiaries in filing their Tax Return(s).

            (viii) FIRPTA. None of Master Products and its Subsidiaries is now or has been (during the applicable period specified in Code Section 897(c)(1)(A)(ii)) a United States real property holding corporation under the Code. Additionally, the Seller represents and warrants that Code
      Section 897 does not require any withholding with respect to this transaction.

      (l)   REAL PROPERTY.

            (i) OWNED REAL PROPERTY. Section 4(1) of the Disclosure Schedule lists all real property that any of Master Products and its Subsidiaries owns. With respect to each such parcel of owned real property:


                (A) Master Products has good and marketable title to the parcel of real property, free and clear of any Security Interest, easement, covenant, or other restriction, except for installments of special assessments not yet delinquent and recorded easements, covenants, and other restrictions which do not impair the current use, occupancy, or value, or the marketability of title, of the property subject thereto;

                (B) there are no pending or, to the Knowledge of any of the Seller and the directors and officers (and employees with responsibility for real estate matters) of Master Products and its Subsidiaries, threatened condemnation proceedings, lawsuits, or administrative actions against Master Products and its Subsidiaries relating to the property and affecting adversely the current use, occupancy, or value thereof;

                (C) the legal description for the parcel contained in the deed thereof describes such parcel fully and adequately, the buildings and improvements are located within the boundary lines of the described parcels of land, are not in violation of applicable setback requirements, zoning laws, and ordinances (and none of the properties or buildings or improvements thereon are subject to "permitted non-conforming use" or "permitted non-conforming structure" classifications), and except as disclosed to Buyer in the Disclosure Schedule, do not encroach on any easement which may burden the land, and the land does not serve any adjoining property for any purpose inconsistent with the use of the land, and the property is not located within any flood plain or subject to any similar type of restriction for which any permits or licenses necessary to the use thereof have not been obtained;

               (D) to the Knowledge of the Seller, all facilities have received all approvals of governmental authorities (including licenses and permits) required in connection with the ownership or operation thereof and have been operated and maintained in accordance with applicable laws, rules, and regulations in all material respects;

               (E) other than with respect to easements and similar matters disclosed of record or otherwise disclosed to Buyer in the Disclosure Schedule, there are no leases, subleases, licenses, concessions, or other agreements, written or oral, granting to any party or parties the right of use or occupancy of any portion of the parcel of real property;

               (F) there are no outstanding options or rights of first refusal (or similar rights) to purchase the parcel of real property, or any portion thereof or interest therein;

               (G) there are no parties (other than Master Products and its Subsidiaries) in possession of the parcel of real property, other than tenants under any leases disclosed in Section 4(1) of the Disclosure Schedule who are in possession of space to which they are entitled;

               (H) to the Knowledge of the Seller, all facilities located on the parcel of real property are supplied with utilities and other services necessary for the operation of such facilities, including gas, electricity, water, telephone, sanitary sewer, and storm sewer, all of which services are adequate for the business needs of Master Products and its Subsidiaries; and

               (I) to the Knowledge of the Seller, each parcel of real property abuts on and has direct vehicular access to a public road, or has access to a public road via a permanent, irrevocable, appurtenant easement benefitting the parcel of real property.

            (ii) LEASED REAL PROPERTY. Section 4(1) of the Disclosure Schedule lists all real property currently leased or subleased to any of Master Products and its Subsidiaries, including the leased facility located in Tijuana, Mexico. The Seller has delivered to the Buyer correct and complete copies of the leases and subleases listed in Section 4(1) of the Disclosure Schedule. With respect to each lease and sublease listed in
      Section 4(1) of the Disclosure Schedule:

               (A) the lease or sublease has not been terminated and is binding and in full force and effect;

               (B) the lease or sublease will continue to be binding and in full force and effect on identical terms following the consummation of the transactions contemplated hereby;

               (C) to the Knowledge of the Seller, Master Products and its Subsidiaries are not in breach or default under such lease or sublease, and no event has occurred which, with notice or lapse of time, would constitute a material breach or default by Master Products or any of its Subsidiaries or permit termination, modification, or acceleration by the lessor thereunder;

               (D) there are no disputes or forbearance programs in effect as to the lease or sublease;

                (E) none of Master Products and its Subsidiaries has assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or subleasehold;

                (F) to the Knowledge of the Seller, all facilities leased or subleased thereunder have received all approvals of governmental authorities (including licenses and permits) required in connection with the operation thereof and have been operated and to the Knowledge of Seller maintained in accordance with applicable laws, rules, and regulations;

                (G) to the Knowledge of the Seller, all facilities leased or subleased thereunder are currently supplied with utilities and other services necessary for the operation of said facilities as currently conducted; and

                (H) None of Master Products and its Subsidiaries has received notice of any breach or default under any such lease or sublease which has not been fully cured.

      (m)  INTELLECTUAL PROPERTY.

           (i) OWNERSHIP AND RIGHTS. Master Products and its Subsidiaries own or have the right to use pursuant to license, sublicense, agreement, or permission all material Intellectual Property used in the operation of the businesses of Master Products and its Subsidiaries as presently conducted. To the Knowledge of Seller and the directors and officers (and employees with responsibility for Intellectual Property matters) of Master Products and its Subsidiaries, each item of material Intellectual Property owned or used by any of Master Products and its Subsidiaries immediately prior to the Closing hereunder will be owned or available for use by Master Products or the Subsidiary on identical terms and conditions immediately subsequent to the Closing hereunder.

           (ii) INTERFERENCE, INFRINGEMENT AND MISAPPROPRIATION. To the Knowledge of Seller, none of Master Products and its Subsidiaries has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and none of the Seller and the directors and officers (and employees with responsibility for Intellectual Property matters) of Master Products and its Subsidiaries has ever received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that Master Products and its Subsidiaries must license or refrain from using any Intellectual Property rights of any third party). To the Knowledge of any of the Seller and the directors and officers (and employees with responsibility for Intellectual

      Property matters) of Master Products and its Subsidiaries, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any material Intellectual Property rights of any of Master Products and its Subsidiaries.

          (iii) OWNED INTELLECTUAL PROPERTY. Section 4(m) of the Disclosure
      Schedule identifies each patent or registration which has been issued to any of Master Products and its Subsidiaries with respect to any of its Intellectual Property, identifies each pending patent application or application for registration which any of Master Products and its Subsidiaries has made with respect to any of its Intellectual Property, and identifies each material license, agreement, or other permission which any of Master Products and its Subsidiaries has granted to any third party with respect to any of its Intellectual Property (together with any exceptions). The Seller has delivered to the Buyer correct and complete copies of all such patents, registrations, applications, licenses, agreements, and permissions (as amended to date) and have made available to the Buyer correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such item. Section 4(m) of the Disclosure Schedule also identifies each trade name or unregistered trademark used by any of Master Products and its Subsidiaries in connection with any of its businesses. With respect to each item of owned Intellectual Property required to be identified in
      Section 4(m) of the Disclosure Schedule:

                (A) to Seller's Knowledge, Master Products and its Subsidiaries possess all right, title, and interest in and to the item, free and clear of any Security Interest, license, or other restriction;

                (B) the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

                (C) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the Knowledge of any of the Seller and the directors and officers (and employees with responsibility for Intellectual Property matters) of Master Products and its Subsidiaries, is threatened which challenges the legality, validity, enforceability, use, or ownership of the item; and

                (D) none of Master Products and its Subsidiaries have ever agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item.

           (iv) LICENSED INTELLECTUAL PROPERTY. Section 4(m) of the Disclosure
      Schedule identifies each item of Intellectual Property that any third party owns and that any of Master Products and its Subsidiaries uses pursuant to license, sublicense, agreement, or permission. The Seller has delivered to the Buyer correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date). With respect to each item of leased or licensed Intellectual Property required to be identified in Section 4(m) of the Disclosure
      Schedule:

                (A) the license, sublicense, agreement, or permission covering the item is in full force and effect, and to Seller's Knowledge, legal, valid, binding and enforceable;

                (B) to Seller's Knowledge, the license, sublicense, agreement, or permission will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the Closing;

                (C) Master Products is not in breach or default and, to Seller's Knowledge, no other party to the license, sublicense, agreement, or permission is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration thereunder;

                (D) to Seller's Knowledge, the underlying item of Intellectual Property is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

                (E) to the Knowledge of any of the Seller and the directors and officers (and employees with responsibility for Intellectual Property matters) of Master Products and its Subsidiaries, no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or threatened which challenges the legality, validity, or enforceability of the underlying item of Intellectual Property; and

                (F) none of Master Products and its Subsidiaries has granted any sublicense or similar right with respect to the license, sublicense, agreement, or permission.

      (n) TANGIBLE ASSETS. Master Products and its Subsidiaries own or lease all buildings, machinery, equipment, and other tangible assets necessary for the conduct of their businesses as presently conducted. To the Knowledge of Seller, each such tangible asset is free from defects (patent and latent), is in satisfactory operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it presently is used.

      (o) INVENTORY. The inventory of Master Products and its Subsidiaries consists of raw materials and supplies, manufactured and purchased parts, goods in process, and finished goods, all of which is merchantable and fit for the purpose for which it was procured or manufactured, and none of which is obsolete, damaged, or defective, subject only to the reserve for inventory write down set forth on the face of the Most Recent Audited Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Master Products and its Subsidiaries.

      (p) CONTRACTS. Section 4(p) of the Disclosure Schedule lists the following contracts and other agreements to which any of Master Products and its Subsidiaries is a party:

            (i) any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $10,000 per annum;

            (ii) any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year, result in a material loss to any of Master Products and its Subsidiaries, or involve consideration in excess of $10,000;

            (iii) any partnership or joint venture agreement;

            (iv) any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $10,000 or under which it has imposed a Security Interest on any material assets, tangible or intangible, or securing such indebtedness or obligation;

            (v) any agreement concerning confidentiality or noncompetition;

            (vi) any agreement with any of the Seller and its Affiliates;

            (vii) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other plan or arrangement for the benefit of its current or former directors, officers, and employees;

            (viii) any collective bargaining agreement;

            (ix) any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis providing (or which is reasonably expected to result in) annual compensation or severance benefits in excess of $50,000;

            (x) any agreement under which it has an outstanding loan(s) to any of its directors, officers, and employees;

            (xi) any agreement (or group of related agreements) under which the consequences of a default or termination could have a material adverse effect on the business, financial condition, operations, results of operations, or future prospects of any of Master Products and its Subsidiaries; or

            (xii) any other agreement (or group of related agreements) the performance of which involves consideration in excess of $10,000, other than agreements which are cancelable by Master Products and its Subsidiaries without premium or penalty on not more than 30 days notice.

      The Seller has delivered to the Buyer a correct and complete copy of each written agreement listed in Section 4(p) of the Disclosure Schedule (as amended to date) and a written summary setting forth the terms and conditions of each oral agreement referred to in Section 4(p) of the Disclosure Schedule. With respect to each such agreement: (A) to the Knowledge of the Seller, the agreement is legal, valid, binding, enforceable, and in full force and effect; (B) to the Knowledge of Seller the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (C) Master Products and its Subsidiaries are not in breach or default and, to the Knowledge of Seller, no other party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; and (D) Master Products and its Subsidiaries have not repudiated and, to the Knowledge of Seller, no other party has repudiated any provision of the agreement.

      (q) NOTES AND ACCOUNTS RECEIVABLE. All notes and accounts receivable of Master Products and its Subsidiaries are reflected properly on their books and records, are valid receivables subject to no setoffs or counterclaims are current and collectible in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts set forth on the face of the Most Recent Audited Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Master Products and its Subsidiaries.

      (r) POWERS OF ATTORNEY. There are no outstanding powers of attorney executed on behalf of any of Master Products and its Subsidiaries.

      (s) INSURANCE. Section 4(s) of the Disclosure Schedule identifies each insurance policy (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements) to which any of Master Products and its Subsidiaries has been a party, a named insured, or otherwise the beneficiary of coverage at any time within the past 5 years. The Seller has delivered to the Buyer correct and complete copies of each of the policies listed in Section 4(s) of the Disclosure Schedule. Neither Master Products and its Subsidiaries nor, to Seller's Knowledge, any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and, to Seller's Knowledge, no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy. Neither Master Products and its Subsidiaries nor, to Seller's Knowledge, any other party to the policy, has repudiated any provision thereof. To Seller's Knowledge, each of Master Products and its Subsidiaries has been covered during the past 10 years by insurance in scope and amount customary and reasonable for the businesses in which it has engaged during the aforementioned period. Section 4(s) of the Disclosure Schedule describes any self-insurance arrangements affecting any of Master Products and its Subsidiaries.

      (t) LITIGATION. Section 4(t) of the Disclosure Schedule sets forth each action, suit, proceeding, hearing and investigation, and any outstanding injunction, judgment, order, decree, ruling, or charge to which Master Products or any of its Subsidiaries is a party. To the Knowledge of any of the Seller and the directors and officers (and employees with responsibility for litigation matters) of Master Products and its Subsidiaries, neither Master Products nor any of its Subsidiaries is currently threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator.

      (u) PRODUCT WARRANTY. Each product marketed, manufactured, sold, leased, distributed or delivered by any of Master Products and its Subsidiaries has been in conformity with all applicable contractual commitments and all express and implied warranties, and none of Master Products and its Subsidiaries has any Liability (and there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability) for replacement or repair thereof or other damages in connection therewith, subject only to Master Products' historical product warranty claims experience as set forth in Section 4(u) of the Disclosure Schedule. No product marketed, manufactured, sold, leased, distributed or delivered by any of Master Products and its Subsidiaries is subject to any guaranty, warranty, or other indemnity of Master Products or its Subsidiaries beyond the applicable standard terms and conditions of sale.
Section 4(u) of the Disclosure Schedule includes copies of the standard terms and conditions of sale for each of Master Products and its Subsidiaries (containing applicable guaranty, warranty, and indemnity provisions).

      (v) PRODUCT LIABILITY. To the Knowledge of the Seller, none of Master Products and its Subsidiaries has any Liability (and, to the Knowledge of Seller, there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability) arising out of any injury to individuals or property as a result of the ownership, possession, storage or use of any product marketed, manufactured, sold, leased, distributed or delivered by any of Master Products and its Subsidiaries. Neither Seller nor Master Products nor any of its Subsidiaries has received notice of any such Liability or alleged Liability.

      (w) EMPLOYEES. To the Knowledge of any of the Seller and the directors and officers (and employees with responsibility for employment matters) of Master Products and its Subsidiaries, no executive, key employee, or group of employees has any plans to terminate employment with any of Master Products and its Subsidiaries. None of Master Products and its Subsidiaries is a party to or bound by any collective bargaining agreement, nor has any of them experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes. None of Master Products and its Subsidiaries has committed any unfair labor practice. None of the Seller and the directors and officers (and employees with responsibility for employment matters) of Master Products and its Subsidiaries has any Knowledge of any organizational effort presently being made or threatened against any of Master Products and its Subsidiaries by or on behalf of any labor union with respect to employees of any of Master Products and its Subsidiaries. There are no employment agreements, oral or written, which are binding upon Master Products or any of its Subsidiaries and there are no unpaid employee claims of any kind or nature against Master Products or any of its Subsidiaries (except for rights of employees to receive accrued salary, wages, commissions or other compensation due to such employees for services previously rendered or reasonable business expenses incurred in the Ordinary Course of Business). Without limiting the generality of the foregoing, neither Master Products nor any of its Subsidiaries is a party to or otherwise bound by any agreement, arrangement, understanding or undertaking which would
(i) preclude Master Products or any of its Subsidiaries from terminating the employment of any person on thirty (30) days or less notice (without any premium, penalty, severance payment or additional compensation or remuneration),
(ii) require Master Products or any of its Subsidiaries to pay any benefits, compensation, remuneration, salary, fee, bonus, severance or other payment to any employee following the Closing, except for such amounts which Master Products (under the Buyer's ownership) agrees to pay those employees who are retained by Master Products (under the Buyer's ownership) following the Closing. The foregoing representation is not meant to cover any obligations that Master Products may have under applicable law to pay compensation or benefits to any such employees following the Closing.

      (x)   EMPLOYEE BENEFITS.

            (i) Section 4(x) of the Disclosure Schedule lists each Employee Benefit Plan that any of Master Products and its Subsidiaries maintains or to which any of them contributes.

                (A) Each such Employee Benefit Plan (and each related trust, insurance contract, or fund) complies in form and in operation in all material respects with the applicable requirements of ERISA, the Code, and other applicable laws.

                (B) All required reports and descriptions (including Form 5500

      Annual Reports, Summary Annual Reports, PBGC-1's, and Summary Plan Descriptions) have been filed or distributed appropriately with respect to each such Employee Benefit Plan. The requirements of Part 6 of Subtitle B of Title 1 of ERISA and of Code section 4980B have been met with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan.

                (C) All contributions (including all employer contributions and employee salary reduction contributions) which are due have been paid to each such Employee Benefit Plan which is an Employee Pension Benefit Plan and all contributions for any period ending on or before the Closing Date which are not yet due have been paid to each such Employee Pension Benefit Plan or accrued in accordance with the past custom and practice of Master Products and its Subsidiaries. All premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan.

                (D) Each such Employee Benefit Plan which is an Employee Pension Benefit Plan meets the requirements of a "qualified plan" under Code section 401(a) and has received, within the last two years, a favorable determination letter from the Internal Revenue Service.

                (E) The market value of assets under each such Employee Benefit Plan which is a defined benefit Employee Pension Benefit Plan (other than any Multiemployer Plan) equals or exceeds the present value of all vested and nonvested Liabilities thereunder determined in accordance with PBGC methods, factors, and assumptions applicable to an Employee Pension Benefit Plan terminating on the date for determination.

                (F) The Seller has delivered to the Buyer correct and complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the Internal Revenue Service, the three most recent Form 5500 Annual Reports, and all related trust agreements, insurance contracts, and other funding agreements which implement each such Employee Benefit Plan.

            (ii) With respect to each Employee Benefit Plan that any of Master Products and its Subsidiaries (and any Controlled Group of Corporations which includes Master Products and its Subsidiaries) maintains or ever has maintained or to which any of them contributes, ever has contributed, or ever has been required to contribute:

                 (A) No such Employee Benefit Plan which is an Employee Pension Benefit Plan (other than any Multiemployer Plan) has been completely or partially terminated or been the subject of a Reportable Event as to which notices would be required to be filed with the PBGC. Neither Seller nor Master Products (nor any of its Subsidiaries) has received notice of any actual or threatened proceeding by the PBGC to terminate any such Employee Pension Benefit Plan (other than any Multiemployer Plan).

                 (B) There have been no Prohibited Transactions with respect to any such Employee Benefit Plan. No Fiduciary has any Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan. No action, suit, proceeding, hearing, or (to the Knowledge of the Seller) investigation with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending or, to the Knowledge of any of the Seller and the directors and officers (and employees with responsibility for employee benefits matters) of Master Products and its Subsidiaries, threatened. None of the Seller and the directors and officers (and employees with responsibility for employee benefits matters) of Master Products and its Subsidiaries has any Knowledge of any Basis for any such action, suit, proceeding, hearing, or investigation.

                 (C) None of Master Products and its Subsidiaries has incurred, and none of the Seller and the directors and officers (and employees with responsibility for employee benefits matters) of Master Products and its Subsidiaries has Knowledge of any Basis of any Liability to the PBGC (other than PBGC premium payments) or otherwise under Title IV of ERISA (including any withdrawal Liability) or under the Code with respect to any such Employee Benefit Plan which is an Employee Pension Benefit Plan.

            (iii) None of Master Products and its Subsidiaries has any Liability under any Multiemployer Plan under which Master Products and/or any of its Subsidiaries (and/or the other members of the Controlled Group of Corporations that includes Master Products and its Subsidiaries) contributes to, ever has contributed to, or ever has been required to contribute to (including withdrawal Liability), nor will Master Products or any of its Subsidiaries incur any Liability by withdrawing from any existing Multi-employer Plan after the Closing.

            (iv) None of Master Products and its Subsidiaries maintains (and never has maintained) or contributes (and never has contributed) and never has been required to contribute to any Employee Welfare Benefit Plan providing medical, health, or life insurance or other welfare-type benefits for retired or terminated employees, their spouses, or their dependents (other than in accordance with Code section 4980B).

      (y) GUARANTIES. None of Master Products and its Subsidiaries is a guarantor of, or has otherwise undertaken responsibility for, any Liability or obligation (including indebtedness) of any other Person.

      (z)   ENVIRONMENT, HEALTH, AND SAFETY.

            (i) Each of Master Products and its Subsidiaries has complied with (and Master Products' existing facilities in Los Angeles, California and Tijuana, Mexico are in compliance with) all Environmental, Health, and Safety Laws, and no action, suit, proceeding, hearing, investigation, charge, complaint, order, directive, citation, request for information, claim, demand, or notice has been received by any of Master Products and its Subsidiaries, commenced or given against or to any of them alleging any failure so to comply, including but not limited to any alleged air emission, spill, release, discharge, noise emission, improper solid or liquid waste disposal, or any improper use, generation, storage, transportation, or disposal of toxic or hazardous substances or wastes. Without limiting the generality of the preceding sentence, each of Master Products and its Subsidiaries has obtained and been in compliance with all of the material terms and conditions of all permits, licenses, and other authorizations which are required under, and has complied with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables which are contained in, all Environmental, Health, and Safety Laws.

            (ii) None of Master Products and its Subsidiaries has any Liability (and none of Master Products, its Subsidiaries, and their respective predecessors and Affiliates has handled, disposed of or released into the environment any substance, arranged for the disposal of any substance, exposed any employee or other individual to any substance or condition, or owned or operated any property or facility in any manner that could form the Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of Master Products and its Subsidiaries giving rise to any Liability) for damage to any site, location, or body of water (surface or subsurface), for any illness of or personal injury to any employee or other individual, or for any reason under any Environmental, Health, and Safety Law.

            (iii) Neither Seller nor Master Products (nor any of its Subsidiaries) has caused and, to Seller's Knowledge, no other Person has caused or permitted any emission, spill, dumping, storage, impoundment, release, or discharge into or upon (i) the air, (ii) soils or any improvements located thereon, (iii) surface water or groundwater, or (iv) the sewer, septic system or solid or liquid waste treatment, storage, or disposal system servicing any property now or heretofore owned or leased by any of Master Products and its Subsidiaries, of any toxic or hazardous waste or "hazardous substances" (as such term is defined at 42 U.S.C.
      section 9601(14), but shall include petroleum, crude oil, and any fraction thereof) at or from such property, and all such property, including the groundwater under the property, is free of all toxic hazardous substances or wastes whether discharged from the property or from any other property.

            (iv) All properties and equipment used in the business of Master Products and its Subsidiaries have been free of asbestos, PCB's, methylene chloride, trichloroethylene, 1,2-trans-dichloroethylene, dioxins, dibenzofurans, and Extremely Hazardous Substances.

            (v) The Parties have provided each other with true, accurate, and complete copies of all sampling and test results obtained by any of them from all environmental and/or health samples and tests taken at and around the Real Property.

            (vi) Master Products and its Subsidiaries have been issued, and shall maintain until the Closing Date, all required federal, state, and local permits, licenses, certificates, and approvals relating to (i) air emission, (ii) discharges to surface water or groundwater, (iii) noise emissions, (iv) solid or liquid waste disposal of "special," toxic, or hazardous substances or waste, and (vi) other environmental, health, or safety matters, except where failure to do so would not have a material adverse effect upon the business of Master Products and its Subsidiaries, taken as a whole. A list of all material environmental permits, licenses, certificates, or approvals is attached hereto in Section 4(z) of the Disclosure Schedule.

      (aa) CERTAIN BUSINESS RELATIONSHIPS WITH MASTER PRODUCTS AND ITS SUBSIDIARIES. None of the Seller and its Affiliates has been involved in any transaction or business arrangement with any of Master Products and its Subsidiaries within the past 12 months, and none of the Seller and its Affiliates owns any asset, tangible or intangible, which is used in the business of any of Master Products and its Subsidiaries.

      (bb) ACCOUNTS. Section 4(ab) of the Disclosure Schedule correctly identifies each bank account, securities account, commodities account or other brokerage or similar account and safe deposit box or other depository maintained by, or on behalf of, or for the benefit of, Master Products, and lists the name of each person with power or authority to act on behalf of Master Products with respect thereto.

      (cc) DISCLOSURE. The representations and warranties contained in this
Section 4 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 4 not misleading.

      5. PRE-CLOSING COVENANTS. The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing:

      (a) GENERAL. Each of the Parties will use reasonable efforts to take all actions and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Section 7 below).

      (b) NOTICES AND CONSENTS. The Seller will cause each of Master Products and its Subsidiaries to give any notices to third parties, and will cause each of Master Products and its Subsidiaries to use reasonable efforts to obtain any third party consents that the Buyer may reasonably request in connection with the matters referred to in Section 4(c) above. Each of the Parties will (and the Seller will cause each of Master Products and its Subsidiaries to) give any notices to, make any filings with, and use reasonable efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in Sections 3(a)(ii), 3(b)(ii) and 4(c) above. Without limiting the generality of the foregoing, each of the Parties will file (and the Seller will cause each of Master Products and its Subsidiaries to file) any Notification and Report Forms and related material that it may be required to file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the Hart-Scott-Rodino Act, will use its reasonable efforts to obtain (and the Seller will cause each of Master Products and its Subsidiaries to use its reasonable best efforts to obtain) an early termination of the applicable waiting period, and will make (and the Seller will cause Master Products to make) any further filings pursuant thereto that may be necessary, proper, or advisable in connection therewith.

      (c) OPERATION OF BUSINESS. Except as contemplated by this Agreement, the Seller will not cause or permit any of Master Products and its Subsidiaries to engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business. Without limiting the generality of the foregoing, the Seller will not cause or permit any of Master Products and its Subsidiaries to (i) declare, set aside, or pay any dividend or make any distribution with respect to its capital stock or redeem, purchase, or otherwise acquire any of its capital stock, or (ii) otherwise engage in any practice, take any action, or enter into any transaction of the sort described in 4(h) above; provided, however, nothing contained in this Agreement shall preclude Seller from permitting or causing Master Products to (A) pay a management fee to James Crean U.S.A., Inc., or make loan payments to Mespil, Inc. with respect to the Intercompany Debt, provided that, in making any such payments to James Crean U.S.A., Inc. or Mespil, Inc., Seller shall not cause the Working Capital to be less than the Estimated Working Capital, and (B) determine the amount of Excess Cash (subject to the Buyer's review and approval) and distribute such amount to Seller immediately prior to the Closing, or use such amounts prior to the Closing to pay or discharge the Intercompany Debt.

      (d) PRESERVATION OF BUSINESS. The Seller will cause each of Master Products and its Subsidiaries to keep the business and properties of Master Products and its Subsidiaries substantially intact, including its present operations, physical facilities, working conditions, and relationships with lessors, licensors, suppliers, customers, and employees.

      (e) FULL ACCESS. The Seller will permit and cause each of Master Products and its

Subsidiaries to permit, representatives of the Buyer (including but not limited to the Buyer's attorneys, accountants, and financial advisors) to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of Master Products and its Subsidiaries, to all premises, assets, properties, personnel, books, financial and corporate records (including Tax records), contracts, and documents of or pertaining to each of Master Products and its Subsidiaries. Seller shall cause each of Master Products and its Subsidiaries and their respective officers and employees to cooperate with the Buyer's inspection, investigation and audit of the business of Master Products. The Buyer will treat and hold as such all Confidential Information it receives from Seller or Master Products in the course of the due diligence contemplated by this Section 5(e), will not use any of the Confidential Information except in connection with this Agreement, and, if this Agreement is terminated for any reason whatsoever, will return to the Seller and Master Products all tangible embodiments (and all copies) of the Confidential Information which are in its possession (unless and except to the extent such materials are needed by the Buyer to prosecute or defend against any claims which may arise out of a breach or alleged breach of this Agreement).

      (f) NOTICE OF FACTS AND DEVELOPMENTS. The Seller will give prompt written notice to the Buyer of any facts or of any material adverse development causing a breach of any of the representations and warranties in Sections 3 and 4 above. The Buyer will give prompt written notice to the Seller of any facts or of any material adverse development causing a breach of any of the Buyer's representations and warranties in Section 3 above. From time to time prior to the Closing, the Seller and the Buyer will promptly supplement or amend the sections of the Disclosure Schedule relating to their respective representations and warranties in this Agreement with respect to any matter, event, condition or occurrence hereafter arising which, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in their respective sections of the Disclosure Schedule. Except with respect to a supplement or amendment not objected to in writing by the other Party within ten days after receipt thereof, no supplement or amendment by either Party shall be deemed to cure any misrepresentation or breach of any warranty or covenant made in this Agreement by such Party or have any effect for any other purpose.

      (g) EXCLUSIVE DEALING. The Seller will not (and the Seller will not cause or permit any of Master Products and its Subsidiaries to) (i) solicit, initiate, directly or indirectly, or encourage the submission of any inquiry, proposal or offer from any Person relating to the acquisition of any capital stock or other voting securities, or any portion of the assets of any of Master Products and its Subsidiaries outside of the Ordinary Course of Business (including any acquisition structured as a merger, consolidation, or share exchange) or (ii) subject to fiduciary obligations under applicable law as advised in writing by counsel, participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing. Subject to fiduciary obligations under applicable law, the Seller will not vote its Master Products Shares in favor of any such acquisition (whether structured as a merger, consolidation, or share exchange or otherwise). The Seller will notify the Buyer immediately if any Person makes any proposal offer, inquiry, or contact with respect to any of the foregoing.

      (h) TITLE INSURANCE. With respect to each parcel of real estate that any of Master Products and its Subsidiaries owns, the Seller will cause Master Products to obtain an ALTA Owner's Policy of Title Insurance Form B-1987 (or equivalent policy acceptable to the Buyer if the real property is located in a state in which an ALTA Owner's Policy of Title Insurance Form B-1987 is not available) issued by Chicago Title Insurance Company or another title insurer reasonably satisfactory to the Buyer (and, if requested by the Buyer, reinsured in whole or in part by one or more insurance companies and pursuant to a direct access agreement acceptable to the Buyer), in such amount as the Buyer reasonably may determine to be the fair market value of such real property (including all improvements located thereon), insuring title to such real property to be in Master Products as of the Closing (subject only to the title exceptions described above in Section 4(1)(i) and in Section 4(1)(i) of the Disclosure Schedule). Each title insurance policy delivered under this Section 5(h) shall insure title to the real property and all recorded easements benefitting such real property.

      6. POST-CLOSING COVENANTS. The Parties agree as follows with respect to the period following the Closing:

      (a) GENERAL. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Section 8 below). The Seller acknowledges and agrees that from and after the Closing the Buyer will be entitled to possession of all documents, books, records (including Tax records), agreements, and financial data relating to Master Products and its Subsidiaries.

      (b) LITIGATION SUPPORT. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with
(i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving any of Master Products and its Subsidiaries, each of the other Parties will cooperate with it and its counsel in the contest or defense, make available its personnel, and provide such testimony and access to its books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Section 8 below).

      (c) TRANSITION. The Seller will not take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of any of Master Products and its Subsidiaries from maintaining the same business relationships with Master Products after the Closing as it maintained with Master Products and its Subsidiaries prior to the Closing. The Seller will refer all customer inquiries relating to the businesses of Master Products and its Subsidiaries to the Buyer from and after the Closing.

      (d) CONFIDENTIALITY. The Seller will treat and hold as such all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to the Buyer or destroy, at the request and option of the Buyer, all tangible embodiments (including all copies) of the Confidential information which are in its possession or under its control. In the event that the Seller is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, the Seller will notify the Buyer promptly of the request or requirement so that the Buyer may seek an appropriate protective order or waive compliance with the provisions of this
Section 6(d). If, in the absence of a protective order or the receipt of a waiver hereunder, the Seller is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, the Seller may disclose the Confidential Information to the tribunal; provided, however, that the Seller shall use its reasonable best efforts to obtain, at the reasonable request of the Buyer, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the Buyer shall designate.

      (e) COVENANT NOT TO COMPETE; NON-SOLICITATION OF CUSTOMERS. As a paramount inducement to the Buyer in executing this Agreement and in closing the transaction contemplated hereby, and in order to protect the good will of Master Products, the Seller hereby expressly agrees to and covenants with the Buyer as follows:

            (i) For a period of five years from and after the Closing Date, the Seller will not engage, directly or indirectly, whether as owner, partner, shareholder, member, joint venturer, consultant, participant, agent or otherwise, in any business that any of Master Products and its Subsidiaries conducts as of the Closing Date in any geographic area in which any of Master Products and its Subsidiaries conducts that business as of the Closing Date; provided, however, the ownership of less than 5% of the outstanding stock of any publicly traded corporation shall not be deemed to be a violation of the above restriction.

            (ii) For a period of five years from and after the Closing Date, the Seller will not directly or indirectly, either on its own account, through any Affiliate, or jointly with or as manager, agent, consultant, partner, joint venturer, owner, shareholder, or otherwise, or on behalf of any Person, contact, engage or solicit any of Master

      Products' Customers for the purpose of marketing, selling, delivering or supplying any products or services which are similar to, identical to, or could be used as a substitute for any products or services offered by Master Products as of the Closing Date. The term "CUSTOMER" as used above shall mean and include all Persons who purchased any products or services from Master Products within the two year period preceding the Closing Date.

The Seller understands that but for Seller's covenant, promise and agreement to honor and observe the foregoing restrictive covenants, the Buyer would not have agreed to consummate the transactions contemplated herein. Although no additional monetary consideration shall be allocated to the foregoing restrictions, the Seller expressly acknowledges that the Buyer's consummation of the transactions contemplated hereunder at the Closing shall constitute sufficient consideration for the above restrictions. If the final judgment of a court of competent jurisdiction declares that any term or provision of this
Section 6(e) is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed. The Seller also shall deliver to the Buyer at the Closing a confidentiality, noncompetition and nonsolicitation agreement (substantially in the form of Exhibit D, attached hereto) executed by Seller's Parent on behalf of itself and each and every one of its Affiliates.

      (f) WARN ACT. The Buyer and the Seller agree that for purposes of the United States Worker Adjustment and Retraining Notification Act (the "WARN ACT"), the Closing Date shall be the "effective date" as such term is used in the WARN Act. The Buyer acknowledges and represents that it has no present intent to engage in a "mass layoff" or "plant closing" with respect to Master Products as defined in the WARN Act. The Buyer agrees that from and after the Closing Date it shall be responsible for any notification required under the WARN Act with respect to Master Products and shall indemnify the Seller and hold the Seller harmless from and against all fines and other payments which may become due under the WARN Act with respect to Master Products.

      7.    CONDITIONS TO OBLIGATION TO CLOSE.

      (a) CONDITIONS TO OBLIGATION OF THE BUYER. The obligation of the Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

            (i) the representations and warranties set forth in Sections 3(a) and 4 above shall be true and correct in all material respects at and as of the Closing Date;

            (ii) the Seller shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

            (iii) Master Products and its Subsidiaries shall have procured all of the third party consents specified in 5(b) above, all of the title insurance commitments, policies, and riders specified in 5(h) above;

            (iv) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (C) affect adversely the right of the Buyer to own the Master Products Shares and to control Master Products and its Subsidiaries, (D) materially and adversely affect the right of any of Master Products and its Subsidiaries to own its assets and to operate its businesses (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect), (E) materially and adversely affect any of the assets or liabilities of Master Products; or (F) cause any material adverse Liability (other than the Disclosed Liabilities) that is not reflected on the Most Recent Audited Balance Sheet;

            (v) the Seller shall have delivered to the Buyer a certificate to the effect that each of the conditions specified above in Sections 7(a)(i)-(iv) is satisfied in all respects;

            (vi) the Parties' shall have complied with all applicable laws, including the Hart-Scott-Rodino Act, and all applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act shall have expired or otherwise been terminated and the Parties and Master Products and its Subsidiaries shall have received all other authorizations, consents, and approvals of governments and governmental agencies referred to in Sections 3(a)(ii), 3(b)(ii) and 4(c) above;

            (vii) the Buyer shall have completed its due diligence investigation of the legal and business affairs of Master Products and Seller, including a business audit of Master Products and an environmental audit of all Real Property, the results of which must be reasonably satisfactory to Buyer;

            (viii) the Board of Directors of the Buyer's sole shareholder, Escalade, Inc., shall have approved Buyer's purchase of the Master Products Shares;

            (ix) the Seller and the Escrow Agent shall have executed and delivered to the Buyer the Escrow Agreement in the form of Exhibit A, attached hereto;

            (x) the Buyer shall have entered into satisfactory employment arrangements with William Martin, Vice President-Sales, and Tony Navarette, Plant Manager;

            (xi) the Seller shall have terminated the employment of Mark Ruther, Mimma Del Rosario and Dan Jones and the Seller shall have procured on executed non-solicitation and confidentiality agreement between Mark Ruther and Master Products in a form reasonably acceptable to the Buyer;

            (xii) the Seller shall have delivered the Non-Compete Agreement in the form of Exhibit D, attached hereto, executed by Seller's Parent;

            (xiii) the Buyer shall have received an Affidavit in the form of Exhibit E, attached hereto, regarding matters related to FIRPTA;

            (xiv) the Buyer shall have received from counsel to the Seller an opinion in form and substance as set forth in Exhibit F, attached hereto, addressed to the Buyer, and dated as of the Closing Date;

            (xv) the Seller shall have delivered the Indemnification Agreement in the form of Exhibit G, attached hereto, executed by Seller's Parent;

            (xvi) the Buyer shall have received from the Seller the original promissory note evidencing the Intercompany Debt, and the same shall be marked "Paid" (or Seller shall provide other satisfactory evidence that the Intercompany Debt shall have been paid in full);

            (xvii) the Buyer shall have received the resignations, effective as of the Closing, of each director of Master Products and its Subsidiaries;

            (xviii) the Seller shall have delivered to the Buyer evidence of the termination of all agreements (including but not limited to management or similar agreements) between Master Products and/or any of its Subsidiaries, on the one hand, and Seller, Seller's Parent and/or any of their Affiliates, on the other hand (except for such agreements as may be entered into as part of the transaction contemplated hereunder); and

            (xix) all actions to be taken by the Seller in connection with consummation of the transactions contemplated hereby and all closing certificates, legal opinions, instruments, assignments, transfer documents, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Buyer.

      The Buyer may waive any condition specified in this 7(a) if it executes a writing so stating at or prior to the Closing.

      (b) CONDITIONS TO OBLIGATION OF THE SELLER. The obligation of the Seller to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions:

            (i) the representations and warranties set forth in 3(b) above shall be true and correct in all material respects at and as of the Closing Date;

            (ii) the Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

            (iii) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

            (iv) the Buyer shall have delivered to the Seller a certificate to the effect that each of the conditions specified above in Section 7(b)(i)-(iii) is satisfied in all respects;

            (v) the Parties shall have complied with all applicable laws, including the Hart-Scott-Rodino Act, and all applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act shall have expired or otherwise been terminated and the Parties and Master Products and its Subsidiaries shall have received all other authorizations, consents, and approvals of governments and governmental agencies referred to in Sections 3(a)(ii), 3(b)(ii) and 4(c) above;

            (vi) the Buyer and the Escrow Agent shall have executed and delivered to the Seller the Escrow Agreement in the form of Exhibit A, attached hereto;

            (vii) the Seller shall have received from counsel to the Buyer an opinion in form and substance as set forth in Exhibit H, attached hereto, addressed to the Seller, and dated as of the Closing Date; and

            (viii) all actions to be taken by the Buyer in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Seller.

      The Seller may waive any condition specified in this Section 7(b) if it executes a writing so stating at or prior to the Closing.

      8.    REMEDIES FOR BREACHES OF THIS AGREEMENT.

      (a) SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All of the representations and warranties of the Parties contained in Section 3, Sections 4(a) through (d) and Section 4(f) of this Agreement shall survive the Closing (even if the damaged Party knew or had reason to know of any misrepresentation or breach of warranty at the time of the Closing), and continue in full force and effect forever thereafter (subject to any applicable statutes of limitation). All of the representations and warranties of the Seller contained in Section 4(e) and Sections 4(g) through 4(ac) of this Agreement shall survive the Closing (even if the Buyer knew or had reason to know of any misrepresentation or breach of warranty at the time of Closing) and continue in full force and effect for a period of one year thereafter, except: (i) the representations and warranties of the Seller which relate to Employee Benefit Plans, which shall continue for a period of four years after the Closing; and
(ii) the representations and warranties of the Seller which relate to Taxes and Tax Returns, and the representations and warranties of the Seller which relate to environmental, health and safety matters (including but not limited to the representations and warranties set forth in Section 4(z) above), which shall survive without limitation, subject to any applicable statutes of limitation with respect thereto (collectively, the "SURVIVAL PERIOD"). If notice of any claim for breach of any representation or warranty made by either Party is delivered to the other Party prior to the expiration of the applicable Survival Period, the Survival Period with respect to such claim shall be extended until such claim has been finally and completely resolved. No claim for breach of any representation or warranty may be made after the expiration of the applicable Survival Period. The obligations and Liability of Seller for the Retained Liabilities shall survive without limitation.

      (b)   INDEMNIFICATION PROVISIONS FOR BENEFIT OF THE BUYER.

            (i) In the event the Seller breaches (or in the event any third party alleges facts that, if true, would mean the Seller has breached) any of its representations, warranties, promises and covenants contained herein (other than the covenants contained in Section 2(a) above and the representations and warranties contained in Sections 3(a), 4(b) and 4(f) above), then the Seller agrees to indemnify the Buyer from and against the entirety of any Adverse Consequences the Buyer may suffer through and after the date of the claim for indemnification resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach); provided, however, that the Seller shall not have any obligation to indemnify the Buyer from and against any such Adverse Consequences until the Buyer has suffered Adverse Consequences by reason of all such breaches (and alleged breaches) in excess of a $100,000 aggregate threshold (at which point the Seller will be obligated to indemnify the Buyer from and against all such Adverse Consequences relating back to the first dollar).

            (ii) In the event that the Seller breaches (or, in the event any third party alleges facts that, if true, would mean that the Seller has breached) any of its covenants in Section 2(a) above or any of its representations and warranties in Sections 3(a), 4(b) and 4(f) above, then the Seller agrees to indemnify the Buyer from and against the entirety of any Adverse Consequences the Buyer may suffer resulting from, arising out of, relating to, in the nature of, or caused by the breach (or alleged breach).

            (iii) Notwithstanding anything to the contrary contained herein, the Seller agrees to indemnify the Buyer from and against the entirety of any Adverse Consequences the Buyer may suffer resulting from, arising out of, relating to, in the nature of, or caused by any Liability of any of Master Products and its Subsidiaries (x) for any Taxes of Master Products and its Subsidiaries (except any Liability for taxes referred to in clause (d) of the definition of "Disclosed Liabilities") with respect to any Tax year or portion thereof ending on or before the Closing Date (or for any Tax year beginning before and ending after the Closing Date to the extent allocable (determined in a manner consistent with Section 9) to the portion of such period beginning before and ending on the Closing Date), to the extent such Taxes are not reflected in the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) shown on the face of the Closing Date Balance Sheet, and (y) for the unpaid Taxes of any Person (other than any of Master Products and its Subsidiaries) under Treas. Reg. section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

            (iv) Notwithstanding anything to the contrary set forth herein, the Seller agrees to indemnify the Buyer from and against the entirety of any Adverse Consequences the Buyer may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Retained Liabilities and the Seller's failure or refusal to pay, perform or otherwise discharge the Retained Liabilities shall not be subject to the threshold set forth in subsection (i) above.

The foregoing indemnification of Buyer by Seller shall expressly extend to and include any Adverse Consequences suffered by Master Products after the Closing since Buyer, by virtue of its ownership of the Master Products Shares, will be injured as a result of any Adverse Consequences suffered by Master Products after the Closing.

      (c) INDEMNIFICATION PROVISIONS FOR BENEFIT OF THE SELLER. In the event the Buyer breaches (or in the event any third party alleges facts that, if true, would mean the Buyer has breached) any of its representations, warranties, and covenants contained herein, then the Buyer agrees to indemnify the Seller from and against the entirety of any Adverse Consequences the Seller may suffer through and after the date of the claim for indemnification resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach). Without limiting the generality of the foregoing, the Buyer specifically agrees to indemnify the Seller and its Affiliates from and against the entirety of any Adverse Consequences the Seller and its Affiliates may suffer resulting from, arising out of, relating to, in the nature of, or caused by any Liability of Master Products or any of its Subsidiaries for any Taxes of Master Products and its Subsidiaries with respect to any Tax year or period ending after the Closing Date to the extent such Taxes are allocable to the portion of such period beginning on or after the Closing Date and any Liability for Taxes for any period ending on or before the Closing Date to the extent such Taxes are reflected or reserved for in the Closing Date Balance Sheet. In addition, Buyer shall indemnify, defend and hold harmless the Seller and its Affiliates for any Liability for state or federal income taxes in the United States which may arise by reason of the repatriation or deemed repatriation of income from the operations of Productos Maestros de Oficina, S.A. de C.V. in Mexico (except any Liability for state or federal income taxes which may arise to the extent the intercompany account between Master Products and Productos Maestros de Oficina, S.A. de C.V. shall be determined (on a basis consistent with the Most Recent Unaudited Balance Sheet) to have exceeded $2,475,000 as of the Closing Date). The Buyer shall further indemnify, defend and hold harmless the Seller and its Affiliates from and against the entirety of any Adverse Consequences resulting from, arising out of, relating to, or caused by the termination or change in employment of any employee of Master Products or its Subsidiaries on or after the Closing Date, except that the Seller shall be responsible for and shall indemnify the Buyer and its Affiliates from and against the entirety of any Adverse Consequences resulting from, arising out of, relating to or caused by the termination of Mark Ruther, Mimma Del Rosario and Dan Jones, it being understood and agreed that any Liability associated therewith shall be a Retained Liability.

      (d)   MATTERS INVOLVING THIRD PARTIES.

            (i) If any third party shall notify any Party (the "INDEMNIFIED PARTY") with respect to any matter (a "THIRD PARTY CLAIM") which may give rise to a claim for indemnification against any other Party (the "INDEMNIFYING PARTY") under this Section 8, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.

            (ii) Any Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (A) the Indemnifying Party notifies the Indemnified Party in writing within 15 days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (B) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (C) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, (D) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice materially adverse to the continuing business interests of the Indemnified Party, and
      (E) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

            (iii) So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 8(d)(ii) above, (A) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (B) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (which consent will not be withheld unreasonably), and (C) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (which consent will not be withheld unreasonably).

            (iv) In the event any of the conditions in Section 8(d)(ii) above is or becomes unsatisfied, however, (A) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith), (B) the Indemnifying Parties will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys' fees and expenses), and (C) the Indemnifying Parties will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Section 8.

      (e) DETERMINATION OF ADVERSE CONSEQUENCES. The Parties shall take into account the time cost of money (using the Applicable Rate as the discount rate) in determining Adverse Consequences for purposes of this Section 8. The amount which an Indemnifying Party is required to pay to, for or on behalf of any Indemnified Party pursuant to this Section 8 shall be adjusted (including, without limitation, retroactively) (i) by any insurance proceeds actually recovered by or on behalf of such Indemnified Party in reduction of the related indemnifiable loss (the "INDEMNIFIABLE LOSS") and (ii) to take account of any tax benefit realized by the Indemnified Party as a result of any Indemnifiable Loss. Amounts required to be paid, as so reduced, are hereafter sometimes called an "INDEMNITY PAYMENT". If an Indemnified Party shall have received or shall have had paid on its behalf an Indemnity Payment in respect of an Indemnifiable Loss and shall subsequently receive insurance proceeds in respect of such Indemnifiable Loss, or realized any tax benefit as a result of such Indemnifiable Loss, then the Indemnified Party shall pay to the Indemnifying Party the amount of such insurance proceeds or tax benefit or, if less, the amount of the Indemnity Payment. All indemnification payments under this Section 8 shall be deemed adjustments to the Purchase Price.

      (f) RECOUPMENT FROM ESCROW. In the event that the Buyer suffers any Adverse Consequences as a result of any breach by the Seller of any representation, warranty, covenant or agreement made by Seller herein (or as a result of any breach by Seller's Parent or any of its Affiliates of any of the terms or provisions of the Non-Compete Agreement between Buyer and Seller's Parent), or as a result of any other matter upon which Buyer is entitled to indemnification hereunder, Buyer shall be entitled to assert a claim for full or partial reimbursement from the Escrow Fund established in accordance with the terms of the Escrow Agreement. Additionally, to the extent Seller suffers any Adverse Consequences as a result of any breach by the Buyer of any representation, warranty, covenant or agreement made by the Buyer herein, or as a result of any other matter upon which Seller is entitled to indemnification hereunder, the Seller shall be entitled to assert a claim for a full or partial set-off against any claim asserted by Buyer in accordance herewith. Notwithstanding anything to the contrary contained herein, Buyer's indemnification rights hereunder shall not be limited to the Escrow Amount (or the balance of the Escrow Fund), and the payment of all or part of the Escrow Amount (or the balance of the Escrow Fund) to Seller by the Escrow Agent shall not be deemed to be a waiver or release of any of Seller's indemnification obligations hereunder.

      (g) OTHER INDEMNIFICATION PROVISIONS. The foregoing indemnification provisions are in lieu of any statutory or common law remedy for money damages any Party may have for breach of representation, warranty, or covenant; provided, however, nothing contained herein shall be construed as a limitation or restriction upon either Party's right to seek equitable relief in connection with the breach of any representation, warranty or covenant hereunder. The Seller hereby agrees that it will not make any claim for indemnification against any of Master Products and its Subsidiaries by reason of the fact that it was agent of any such entity or was serving at the request of any such entity as a partner, trustee, or agent of another entity (whether such claim is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise and whether such claim is pursuant to any statute, charter document, bylaw, agreement, or otherwise) with respect to any action, suit, proceeding, complaint, claim, or demand brought by the Buyer against the Seller (whether such action, suit, proceeding, complaint, claim, or demand is pursuant to this Agreement, applicable law, or otherwise).

      9. TAX MATTERS. The following provisions shall govern the allocation of responsibility as between the Buyer and the Seller for certain tax matters following the Closing Date:

      (a) TAX PERIODS ENDING ON OR BEFORE THE CLOSING DATE. The Buyer shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for Master Products and its Subsidiaries for the period commencing January 1, 1997 and ending on the Closing Date which are filed after the Closing Date other than income Tax Returns with respect to periods for which a consolidated, unitary or combined income Tax Return of the Seller will include the operations of Master Products. The Seller shall file the state and federal income Tax Returns for Master Products and its Subsidiaries for the period ending December 31, 1996. Each Party shall permit the other Party to review and comment on each such Tax Return described in the preceding sentences prior to filing. The Seller shall reimburse the Buyer for Taxes of Master Products and its Subsidiaries with respect to such periods within fifteen (15) days after payment by Buyer or Master Products and its Subsidiaries of such Taxes to the extent such Taxes are not reflected in the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) shown on the face of the Closing Balance Sheet.

      (b) TAX PERIODS BEGINNING BEFORE AND ENDING AFTER THE CLOSING DATE. The Buyer shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of Master Products and its Subsidiaries for Tax periods which begin before the Closing Date and end after the Closing Date. The Seller shall pay to Buyer within fifteen (15) days after the date on which Taxes are paid with respect to such periods an amount equal to the portion of such Taxes which relates to the portion of such Taxable period ending on the Closing Date to the extent such Taxes are not reflected in the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) shown on the face of the Closing Date Balance Sheet. For purposes of this Section, in the case of any Taxes that are imposed on a periodic basis and are payable for a Taxable period that includes (but does not end on) the Closing Date, the portion of such Tax which relates to the portion of such Taxable period ending on the Closing Date shall (x) in the case of any Taxes other than Taxes based upon or related to income, wages or receipts, be deemed to be the amount of such Tax for the entire Taxable period multiplied by a fraction the numerator of which is the number of days in the Taxable period ending on the Closing Date and the denominator of which is the number of days in the entire Taxable period, and (y) in the case of any Tax based upon or related to income, wages or receipts be deemed equal to the amount which would be payable if the relevant Taxable period ended on the Closing Date. Any credits relating to a Taxable period that begins before and ends after the Closing Date shall be taken into account as though the relevant Taxable period ended on the Closing Date. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practice of Master Products and its Subsidiaries.

      (c)   COOPERATION ON TAX MATTERS.

            (i) Buyer, Master Products, its Subsidiaries and Seller shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Master Products, its Subsidiaries and Seller agree (A) to retain all books and records with respect to Tax matters pertinent to Master Products and its Subsidiaries relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by the Buyer or the Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, Master Products and its Subsidiaries or Seller, as the case may be, shall allow the other party to take possession of such books and records.

            (ii) the Buyer and the Seller further agree, upon request, to use their best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

            (iii) the Buyer and the Seller further agree, upon request, to provide the other party with all information in their possession, under their control or which can be obtained without unreasonable effort or expense, that either party may be required to report pursuant to Sections 6038B, 6043, or any other relevant provisions of the Code and all Treasury Department Regulations promulgated thereunder.

      (d) TAX SHARING AGREEMENTS. There are no tax sharing agreements or similar agreements with respect to or involving Master Products or any of its Subsidiaries.

      (e) CERTAIN TAXES. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (including any gains tax, transfer tax and any similar Tax imposed in other states or subdivisions), shall be paid by the Seller when due, and Seller will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable law, the Buyer will, and will cause its affiliates to, join in the execution of any such Tax Returns and other documentation.

      10.   TERMINATION.

      (a) TERMINATION OF AGREEMENT. The Parties may terminate this Agreement as provided below:

            (i) the Buyer and the Seller may terminate this Agreement by mutual written consent at any time prior to the Closing;

            (ii) the Buyer may terminate this Agreement by giving written notice to the Seller at any time prior to the consummation of the transactions contemplated hereby if the Buyer is not reasonably satisfied with the results of its continuing business, legal, accounting and environmental due diligence regarding Master Products and its Subsidiaries;

            (iii) the Buyer may terminate this Agreement by giving written notice to the Seller at any time prior to the Closing (A) in the event the Seller has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, the Buyer has notified the Seller of the breach, and the breach has continued without cure for a period of 20 days after the notice of breach or (B) if the Closing shall not have occurred on or before June 30, 1997, by reason of the failure of any condition precedent under Section 7(a) hereof (unless the failure results primarily from the Buyer itself breaching any representation, warranty, or covenant contained in this Agreement); and

            (iv) the Seller may terminate this Agreement by giving written notice to the Buyer at any time prior to the Closing (A) in the event the Buyer has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, the Seller has notified the Buyer of the breach, and the breach has continued without cure for a period of 20 days after the notice of breach or (B) if the Closing shall not have occurred on or before June 30, 1997, by reason of the failure of any condition precedent under Section 7(b) hereof (unless the failure results primarily from the Seller itself breaching any representation, warranty, or covenant contained in this Agreement).

      (b) EFFECT OF TERMINATION. If any Party terminates this Agreement pursuant to Section 10(a) above, all rights and obligations of the Parties hereunder shall terminate without any Liability of any Party to any other Party (except for any Liability of any Party then in breach).

      11.   MISCELLANEOUS.

      (a) PRESS RELEASES AND PUBLIC ANNOUNCEMENTS. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of the Buyer and the Seller; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or regulation or any trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its reasonable best efforts to advise the other Parties prior to making the disclosure). Notwithstanding the foregoing, the Parties may each continue such communications with their employees, customers. suppliers, lenders, lessors, shareholders, and other particular groups as may be legally required or necessary or appropriate and not inconsistent with the best interests of the other Party or the consummation of the transaction contemplated by this Agreement.

      (b) NO THIRD PARTY BENEFICIARIES. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

      (c) ENTIRE AGREEMENT. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes the letter of intent between the Parties dated March 25, 1997 and any other prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

      (d) SUCCESSION AND ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the Buyer and the Seller; provided, however, that the Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases the Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder).

      (e) COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

      (f) HEADINGS. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

      (g) NOTICES. All notices, requests, demands, claims, and other communications hereunder ("NOTICES") will be in writing. Any Notices shall be deemed duly given if (and then three business days after) sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

If to the Seller:          James Crean International B.V.
                           975 Fuhrmann Boulevard
                           Buffalo, New York 14203
                           Attn: Mr. Matt Kwasek
                           Fax:  716/824-4258

Copy to:                   Dale E. Short, Esq.
                           Troy & Gould Professional Corporation
                           1801 Century Park East
                           Sixteenth Floor
                           Los Angeles, California 90067
                           Fax:  310/201-4746

If to the Buyer:           Martin Yale Industries, Inc.
                           251 Wedcor Avenue
                           Wabash, Indiana 46992
                           Attn: C.W. Reed, President
                           Fax:  219/563-4575

Copy to:                   David Sugar, Esq.
                           Schwartz & Freeman
                           401 North Michigan Avenue
                           Suite 1900
                           Chicago, Illinois 60611
                           Fax:  312/222-0818

Any Party may send any Notice hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such Notice shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which Notices hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

    (h) GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Illinois without giving effect to any choice or conflict of law provision or rule (whether of the State of Illinois or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Illinois.

    (i) AMENDMENTS AND WAIVERS. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer and the Seller. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

    (j) SEVERABILITY. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

    (k) EXPENSES. Except as otherwise expressly provided herein, each of the Parties will bear his or its own costs and expenses (including the expenses of legal counsel, accountants and other advisors) incurred in connection with this Agreement and the transactions contemplated hereby. The Seller agrees that none of Master Products and its Subsidiaries has borne or will bear any of the Seller's costs and expenses (including any of its legal or accounting fees and expenses) in connection with this Agreement or any of the transactions contemplated hereby. Additionally, the Seller agrees that it shall bear all of the costs and expenses of Master Products and its Subsidiaries incurred in connection with this Agreement and the transactions contemplated hereby.

    (l) CONSTRUCTION. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

    (m) INCORPORATION OF EXHIBITS AND SCHEDULES. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

    (n) SPECIFIC PERFORMANCE. Each of the Parties acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter (subject to the provisions set forth in 11(o) below), in addition to any other remedy to which they may be entitled, at law or in equity.

    (o) SUBMISSION TO JURISDICTION. Each of the Parties submits to the non-exclusive jurisdiction of any state or federal court sitting in Chicago, Illinois, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other Party with respect thereto. Any Party may make service on any other Party by sending or delivering a copy of the process (i) to the Party to be served at the address and in the manner provided for the giving of notices in
Section 11(g) above. Nothing in this 11(o), however, shall affect the right of any Party to serve legal process in any other manner permitted by law or at equity. Each Party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or at equity.

    (p) USE OF FACSIMILE. The Parties agree that (i) executed copies of this Agreement and the related instruments and agreements contemplated herein may be exchanged at the Closing by exchanging copies transmitted by facsimile, (ii) all facsimile copies so exchanged shall be deemed to be originals for any and all purposes and (iii) the Parties will, as soon as practicable following the Closing, deliver signed originals of all agreements and instruments for which facsimile copies were exchanged at the Closing.

                                    * * * * *

    IN WITNESS WHEREOF, the Parties hereto have executed this Stock Purchase Agreement as of the date first above written.

                              BUYER:

                              MARTIN YALE INDUSTRIES, INC.

                              By:         _______________________________

                              Its:        _______________________________

                              -

                              SELLER:

                              JAMES CREAN INTERNATIONAL
                              B.V.

                              By:         _______________________________

                              Its:        _______________________________